DREW & NAPIER

DNA DREW NETWORK ASIA
Singapore | Indonesia
Malaysia | Philippines
www.drewnetworkasia.com

Exhibit 23.3

We do not accept service of court documents by fax

PRIVATE AND CONFIDENTIAL
BY EMAIL ONLY
No. of pages : 2

Direct Lines
T : +65 6531 2451
E : julian.kwek@drewnapier.com

T : +65 6531 2475
E : gary.wan@drewnapier.com

Our Ref
JNK/487596

Your Ref
-

SIMPPLE LTD.
71 Ayer Rajah Crescent
#03-07
Singapore 139951

Attention: Board of Directors

Dear Sirs,

SIMPPLE LTD (THE "COMPANY") LISTING ON NASDAQ
- CONSENT OF LAW FIRM

We have acted as the Singapore legal advisers to IFSC Pte. Ltd., a subsidiary of the Company, in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the "**Registration Statement**") filed with the Securities and Exchange Commission ("**Commission**") pursuant to the Securities Act of 1933 ("**Securities Act**") on or about 31 March 2023 in connection with the offer of up to 2,000,000 ordinary shares of the Company to be issued by the Company.

We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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Yours faithfully,

For and on behalf of
Drew & Napier LLC

Name: Gary Wan
Title: Director
Date: 31/03/23